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                                                                  Exhibit 4.21


             JOINDER AND FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

     This Joinder and First Amendment to Stockholders Agreement (this "AGREEMENT") is dated as of June 4, 2002 and is by and among Electric City Corp., a Delaware corporation (the "COMPANY"), Newcourt Capital USA Inc., a Delaware corporation, EP Power Finance L.L.C., a Delaware limited liability company, Morgan Stanley Dean Witter Equity Funding, Inc., a Delaware corporation, Originators Investment Plan, L.P., a Delaware limited partnership, Duke Capital Partners, LLC, a Delaware limited liability company, Leaf Mountain Company, LLC, an Illinois limited liability company and Richard P. Kiphart, an individual.

                              W I T N E S S E T H:

     WHEREAS, the parties hereto other than Richard P. Kiphart are parties to that certain Stockholders Agreement dated as of July 31, 2001 (as in effect on the date hereof, the "EXISTING AGREEMENT"); and

     WHEREAS, Richard P. Kiphart and the Company are parties to that certain Securities Purchase Agreement, dated as of May 31, 2002 (as it may be amended from time to time, the "SERIES C SECURITIES PURCHASE AGREEMENT"), whereby the Company has agreed to sell and Mr. Kiphart has agreed to purchase shares of the Company's Series C Preferred Stock (as herein defined) together with shares of the Company's Common Stock (as defined in the Existing Agreement) and warrants to purchase additional shares of Series C Preferred Stock and warrants to purchase additional shares of Common Stock; and

     WHEREAS, it is a condition precedent to the obligation of Richard P. Kiphart to purchase such shares of Series C Preferred Stock and Common Stock and such warrants that the parties hereto enter into this Agreement and the Company and the other parties hereto are agreeable to the same;

     NOW, THEREFORE, the Parties agree as follows:

     1. DEFINITIONS. All terms capitalized but not defined herein shall have the meaning attributable to such terms in the Existing Agreement, except where the context otherwise requires.

     2. AMENDMENT OF EXISTING AGREEMENT. The Existing Agreement is hereby amended as follows:

     A.   The following new defined terms are added to the definitions in
Section 1.1:

          "SERIES C CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series C Convertible Preferred Stock of the Company, as filed with the Secretary of State of Delaware.

          "SERIES C INVESTOR" means Richard P. Kiphart.

          "SERIES C PREFERRED STOCK" means shares of the Company's Series C Convertible

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     Preferred Stock, par value $0.01 per share, issued pursuant to the Series C
     Securities Purchase Agreement, or issued pursuant to the Series C Preferred Stock Warrants, or issued as dividends upon shares of the Series C
     Preferred Stock issued pursuant to the Series C Securities Purchase Agreement or the Series C Preferred Stock Warrants.

          "SERIES C SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement dated as of May 31, 2002 between the Series C Investor and the Company, as it may be amended from time to time with the consent of the other parties hereto.

          "SERIES C PREFERRED STOCK WARRANTS" means the warrants issued to certain of the Holders to purchase 50,000 shares of Series C Preferred Stock as evidenced by that certain warrant certificate, of even date herewith, issued by the Company to the Series C Investor, as it may be amended from time to time, with the consent of the Series A Investors.

     B. The definition of Additional Purchaser is amended and restated in its entirety as follows:

          "ADDITIONAL PURCHASER" means each purchaser under the Additional Purchase Agreement or the Series C Securities Purchase Agreement.

     C.   Section 2.5 is amended and restated in its entirety as follows:

          "2.5  APPROVAL OF CERTAIN ACTIONS BY HOLDERS OF SERIES A PREFERRED
     STOCK.

          (a) For so long as any shares of Series A Preferred Stock or Series C Preferred Stock remain issued and outstanding, the Company shall not without the affirmative written consent or approval of the holders of record representing 75% or more of the aggregate number of shares of Series A Preferred Stock and Series C Preferred Stock then outstanding, voting as a single class to the exclusion of all other classes of the Company's capital stock (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Company's Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock and the holders of the Series C Preferred Stock):

                (i) enter into any agreement that would restrict the Company's ability to perform under the Securities Purchase Agreement, the Additional Purchase Agreement or the Series C Securities Purchase Agreement;

                (ii) amend its Certificate of Incorporation (including the Certificate of Designations and/or the Series C Certificate of Designations) or Bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series A Preferred Stock or the Series C Preferred Stock;

                (iii) engage in any transaction that would impair or reduce the rights, powers or preferences of the Series A Preferred Stock, as a class or the Series C Preferred Stock as a class;

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                (iv)   complete any Change of Control Transaction (PROVIDED that
          if less than 400,000 shares in the aggregate of the Series A Preferred Stock and the Series C Preferred Stock are then outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like) and the then holders of Series A Preferred Stock and/or Series C Preferred Stock refused to consent to such Change of Control Transaction pursuant to this SECTION 2.5(a)(iv), the Company may, at its option, redeem all, but not less than all, of such outstanding shares of Series A Preferred Stock pursuant to Section 6(e)(i)(D) of the Certificate of Designations and/or redeem all, but not less than all, of such outstanding shares of Series C Preferred Stock pursuant to Section 6(b)(i)(4) of the Series C Certificate of Designations.

          (b) For so long as at least 800,000 shares in the aggregate of Series A Preferred Stock and Series C Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like), the Company shall not, without the affirmative written consent or approval of the holders of record of shares representing 66-2/3% of the aggregate number of shares of Series A Preferred Stock and Series C Preferred Stock then outstanding, voting as a single class to the exclusion of all other classes of the Company's capital stock (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Company's Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock and to the holders of the Series C Preferred Stock):

                (i) authorize or issue any capital stock or other equity security with rights, preferences or privileges that are senior to or pari passu with the Series A Preferred Stock or the Series C Preferred Stock, or any securities convertible or exchangeable into such capital stock or equity, other than:

                       (A) Series A Preferred Stock issued upon exercise of the
                Series A Preferred Stock Warrants issued pursuant to the Securities Purchase Agreement or the Additional Purchase Agreement;

                       (B) Series A Preferred Stock issued as payment in kind of
                any accrued but unpaid dividends on the Series A Preferred
                Stock;

                       (C) Series C Preferred Stock issued upon exercise of the
                Series C Preferred Stock Warrants issued pursuant to the Series C Securities Purchase Agreement; or

                       (D) Series C Preferred Stock issued as payment in kind of
                any accrued but unpaid dividends on the Series C Preferred
                Stock;

                (ii) authorize or issue any options, rights or warrants to purchase capital stock of the Company or enter into any agreement or amendment with respect to any outstanding options, rights or warrants to purchase capital stock of the Company that reduces or that has the effect of reducing the per share exercise

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          price for any such options, rights or warrants or by canceling existing options, rights or warrants in connection with the grant of a new option, right or warrant;

                (iii) authorize or issue any debt securities of the Company or any of its subsidiaries, other than debt under the Company's existing revolving lines of credit in effect on July 31, 2001 or the replacement thereof on substantially similar terms, and any additional debt up to $1,000,000 in the aggregate issued or incurred in the ordinary course of business (excluding trade payables incurred in the ordinary course of business);

                (iv) purchase, redeem, or otherwise acquire any of the Company's capital stock, other than (x) the redemption of the Series A Preferred Stock, or (y) the redemption of the Series C Preferred Stock;

                (v) enter into an acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

                (vi) sell or lease assets of the Company or any of its subsidiaries, except in the ordinary course of business;

                (vii) declare or pay any cash dividends or make any distributions on any of its capital stock, other than on the Series A Preferred Stock and the Series C Preferred Stock;

                (viii) authorize the payment or pay to any individual employee of the Company of cash compensation in excess of $500,000 per annum; or

                (ix) enter into any transaction (or series of transactions), including loans, with any employee, officer or director of the Company or to or with his, her or its affiliates or family members (other than with respect to payment of compensation to actual full-time employees in the ordinary course of business) involving $50,000 or more per year individually or $250,000 or more per year in the aggregate.

                (c) For so long as at least 1,200,000 shares in the aggregate of Series A Preferred Stock and Series C Preferred Stock remain issued and outstanding (as adjusted for stock splits, stock combinations, recapitalizations and the like), the Company shall not, without the affirmative written consent or approval of the holders representing 66-2/3% of the aggregate number of shares of Series A Preferred Stock and Series C Preferred Stock then outstanding, voting as a single class to the exclusion of all other classes of the Company's capital stock (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Company's Certificate of Incorporation or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock and the holders of the Series C Preferred Stock):

          (i) terminate or newly appoint the chief executive officer or president of the

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     Company;

          (ii) approve any annual capital expense budget if such budget provides for annual capital expenditures by the Company and its subsidiaries in excess of $1,000,000 in the aggregate in any year; or

          (iii) approve the incurrence of any single capital expenditure (or series of related capital expenditures) in excess of $500,000; PROVIDED, HOWEVER, the Company may make any reasonable emergency capital expenditure that the Board of Directors determines is necessary to maintain the operations of the Company as a result of a catastrophic event.

     D.   Section 2.6 is amended and restated in its entirety as follows:

          2.6 SUCCESSORS. The provisions of this Agreement shall be binding upon the successor in interest to any Holder of the Series A Preferred Stock and upon the successors in interest to any Holder of the Series C Preferred Stock. The Company shall not permit the transfer of any of the Series A Preferred Stock or any of the Series C Preferred Stock on its books or issue a new certificate representing any of the Series A Preferred Stock or the Series C Preferred Stock unless and until the Person to whom such Series A Preferred Stock or Series C Preferred Stock is to be transferred shall have executed a written agreement, substantially in form the form of this Agreement, pursuant to which such Person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Person were a Holder hereunder; provided, however, that such successor Persons shall not have any rights to designate any Directors pursuant to
     SECTION 2.1(a) nor any rights under SECTION 2.3 (except in the case of SECTION 2.1(a) or SECTION 2.3 if such Person is an Affiliate of a Holder having rights thereunder).

     E.   Section 2.7 is amended and restated in its entirety as follows:

          2.7 AGGREGATION. For purposes of determining the number of shares of Series A Preferred Stock or Series C Preferred Stock held (or converted) by a Holder pursuant to this Article II, the number of shares of Series A Preferred Stock or Series C Preferred Stock held (or converted) by all of such Holder's Affiliates shall be aggregated with the number of shares of Series A Preferred Stock and Series C Preferred Stock held (or converted) by such Holder.

     F.   Section 2.8 is amended and restated in its entirety as follows:

     2.8 AGREEMENT OF ADDITIONAL PURCHASERS REGARDING SPECIAL APPROVAL RIGHTS VOTE. In connection with any vote, approval or written consent of the holders of shares of Series A Preferred Stock and/or Series C Preferred Stock pursuant to
Section 2.5 of this Agreement (and/or Section 6(e) of the Certificate of Designations and/or Section 6(b) of the Series C Certificate of Designations), each Additional Purchaser (and its Affiliates or their respective transferees) shall vote or otherwise grant its approval or written consent for its shares of Series A Preferred Stock or Series C Preferred Stock, as applicable (prior to the close of voting but after the votes, approvals or written consents of all of the other holders of Series A Preferred Stock

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casting votes, approvals or written consents have been tallied) in the same proportion to the aggregate affirmative and negative votes, approvals or written consents of the other holders of Series A Preferred Stock, with respect to each proposal submitted for vote, approval or written consent.

     G. Clause (a) of Section 3.1 (other than the legend stated therein which shall remain unchanged) is amended and restated in its entirety as follows:

          (a) All certificates for shares of Series A Preferred Stock and/or shares of Series C Preferred Stock that are subject to the terms and provisions of Article II hereof, in addition to such other legend as may be required by law, shall, in the case of Series A Preferred Stock, bear the legend set forth in Section 9.3 of the Securities Purchase Agreement (and any other legend required by any other agreement contemplated by the Securities Purchase Agreement), and in the case of Series C Preferred Stock, bear the legend set forth in Section 8.3 of the Series C Securities Purchase Agreement (and any other legend required by any other agreement contemplated by the Series C Securities Purchase Agreement), as applicable, and the following legend:

     H. Clause (ii) of Section 3.9 is amended and restated in its entirety as follows:

          (ii) If to a Holder: at the address set forth in the Securities Purchase Agreement, the Additional Purchase Agreement or the Series C Securities Purchase Agreement, as applicable.

     I.   Schedule I is amended and restated in its entirety as follows:

                              SCHEDULE I - HOLDERS

     Newcourt Capital USA Inc. is a Holder.

     EP Power Finance, L.L.C. is a Holder.

     Morgan Stanley Dean Witter Equity Funding, Inc. together with Originators Investment Plan, L.P. are collectively a Holder.

     Duke Capital Partners, LLC is a Holder.

     Leaf Mountain Company, LLC is a Holder.

     Richard P. Kiphart is a Holder.

     3. JOINDER. Each of the parties to this Agreement hereby agrees that from and after date hereof Richard P. Kiphart shall be a party to and be bound by the Stockholders Agreement, as amended by this Agreement, as a Holder thereunder (as such term is defined therein).

     4. REPRESENTATIONS. Each party to this Agreement hereby represents and warrants to each of the other parties to this Agreement that this Agreement has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating

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to or affecting creditors' rights and to general equity principles. Richard P.
Kiphart hereby acknowledges that he has received a copy of the Stockholders Agreement.

     5.   MISCELLANEOUS.

     (a) All terms, covenants, agreements, representations, warranties and undertakings in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     (b) Changes in or additions to this Agreement may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived, only in accordance with the provisions of the Stockholders Agreement, as amended hereby.

     (c) Except as to matters governed by the General Corporation Law of the State of Delaware and decisions thereunder of the Delaware courts applicable to Delaware corporations, which shall be governed by such laws and decisions, this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

     (d) This Agreement may be executed in counterparts, each of which shall together constitute one and the same instrument.

     (e) The section and paragraph headings herein are for convenience only and shall not effect the construction hereof.

     (f) The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

[Balance of page intentionally left blank; signature page follows.]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

COMPANY                                    HOLDERS

ELECTRIC CITY CORP.,                       NEWCOURT CAPITAL USA INC.,
a Delaware corporation                     a Delaware corporation


By:  /s/ John Mitola                       By:  /s/ Guy A. Piazza
   ---------------------------------         --------------------------------
Name:  John Mitola                         Name:    Guy A. Piazza
Title: Chief Executive Officer                 ------------------------------
                                           Title:   Senior Vice President
                                                 -----------------------------


                                           EP POWER FINANCE, L.L.C.,
                                           a Delaware limited liability company


                                           By:  /s/ Gar Seifullin
                                               -------------------------------
                                           Name:    Gar Seifullin
                                                ------------------------------
                                           Title:   Managing Director
                                                 -----------------------------


                                           MORGAN STANLEY DEAN WITTER
                                           EQUITY FUNDING, INC., a Delaware
                                           corporation


                                           By:  /s/ James M. Wilmott
                                               -------------------------------
                                           Name:    James M. Wilmott
                                                ------------------------------
                                           Title:   Vice President
                                                 -----------------------------


                                           ORIGINATORS INVESTMENT PLAN,
                                           L.P., a Delaware limited partnership


                                           By: MSDW OIP Investors, Inc., its
                                               general partner


                                           By:  /s/ James M. Wilmott
                                               -------------------------------
                                           Name:    James M. Wilmott
                                                ------------------------------
                                           Title:   Vice President
                                                 -----------------------------

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                                           DUKE CAPITAL PARTNERS, LLC,
                                           a Delaware limited liability company


                                           By:  /s/ Gerald J. Stalun
                                               -------------------------------
                                           Name:    Gerald J. Stalun
                                                ------------------------------
                                           Title:   EVP & Managing Director
                                                 -----------------------------


                                           LEAF MOUNTAIN COMPANY, LLC,
                                           an Illinois limited liability company


                                           By:  /s/ John J. Jiganti
                                               -------------------------------
                                           Name:    John J. Jiganti
                                                ------------------------------
                                           Title:   Manager
                                                 -----------------------------


                                           /s/ Richard P. Kiphart
                                           -----------------------------------
                                           Richard P. Kiphart

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